CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the use in this Registration Statement on Form SB-2/A of our report included herein dated November 22, 2004, relating to the financial statements of Decor Systems, Inc. for the year ended December 31, 2003, and to reference to our Firm under the caption "Interest Named Experts and Counsel" in the Prospectus.


/s/ Ferlita, Walsh & Gonzalez, PA
Tampa, Florida


February 3, 2005